UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2015

SMACK SPORTSWEAR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-53049	26-0685980
(Commission File Number)	(IRS Employer Identification No.)

20316 Gramercy Place

Torrance, CA 90501

(Address of Principal Executive Offices, Zip Code)

310-787-1222

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01. Entry into a Material Agreement

On November 9, 2015, Smack Sportswear, Inc. (the "Company"), entered into a letter of intent with Almost Never Films Inc., an Indiana company ("Almost Never"), to acquire Almost Never by issuing to the two shareholders of said company 100,000,000 shares of common stock of the Company. As a result of the proposed transaction, Almost Never would become a majority owned subsidiary of the Company and the board of the Company will consist of persons appointed by Almost Never. The company feels that it is in the best interests of shareholders to maximize value with respect to this transaction. Almost Never has proprietary relationships with the entertainment industry in both the United States and China.

The closing of the proposed transaction is conditioned on several terms, including the satisfactory due diligence by each party of the other, the liabilities of the Company not to exceed $50,000 and the filing of a Current Report on Form 8-K with respect to Almost Never. It is the intent of the parties that the definitive agreement will be executed and delivered by November 30th.

For all the terms and conditions of the letter of intent, reference is hereby made to such agreement annexed hereto as Exhibit 10.1. All statements made herein concerning the foregoing agreement are qualified by reference to said Exhibit.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

10.1	Letter of Intent, dated November 9, 2015, between Smack Sportswear, Inc. and Almost Never Films Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMACK SPORTSWEAR, INC.

By:	/s/ Doug Samuelson
Name:	Doug Samuelson
Title:	Interim Chief Executive Officer
and Chief Financial Officer

Date: November 10, 2015

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